EXHIBIT 99.1


[GRAPHIC OMITTED]
  The
CREDIT STORE

CONTACT:          MICHAEL PHILIPPE
                  CHIEF FINANCIAL OFFICER
                  (605) 339-7520

FOR IMMEDIATE RELEASE
---------------------

     THE CREDIT STORE, INC. UPDATES LIQUIDITY ISSUES AND SETTLES LITIGATION

SIOUX FALLS -- JULY 9, 2002 -- The Credit Store Inc. (AMEX- CDS) today provided an update as to its liquidity status and announced the settlement of previously disclosed litigation.

         The Company is currently engaged in discussions with its various institutional creditors and possible new sources of funding looking toward extensions of maturity dates or refinancing of its existing indebtedness. It is also in the process of negotiating receivable sales. If these discussions and negotiations are not successful, the Company will be unable to meet its existing obligations maturing during July and would likely be unable to continue to fund its operations by the end of the month. There can be no assurance that these discussions will be successful. Accordingly, the Company is reviewing the alternatives available to it to preserve its liquidity if its funding discussions are not successfully resolved this month, including filing a petition for reorganization under Chapter 11 of the federal bankruptcy act.

         The Company has also settled the Renaissance Trust I litigation previously described in the Company's filings with the Securities and Exchange Commission. Pursuant to the settlement, the Company has agreed to pay Renaissance $4.0 million plus interest over a four-year period. The recording of this settlement agreement will likely result in the Company reporting negative net worth. Further, the Company will likely be required to accrue additional funds as a reserve in connection with a similar dispute with the O. Pappalimberis Trust.

ABOUT THE CREDIT STORE, INC.
The Credit Store, Inc. is a technology and information based financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The company reaches these consumers by acquiring their defaulted debt. The Company acquires portfolios of non-performing consumer receivables and offers a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After appropriate seasoning, the Company seeks to sell or securitize these credit card receivables.

This press release may contain certain forward-looking statements regarding indicators of future results. Because actual results may differ, readers are cautioned not to place undue reliance on forward-looking statements. Factors that may cause our actual results to differ from those projected include: our ability to achieve positive cash flow from operation, our ability to obtain additional capital to finance our operations, our ability to sell or securitize our performing credit card receivables and general economic conditions. These and other risk factors are more fully discussed in the Company's Annual Report on Form 10-K for the year ended June 30, 2001. We caution you that the list of factors above is not exhaustive and that those or other factors, many of which are outside of our control, could have a material adverse effect on us and our results of operations. All forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein and in our Annual Report on Form 10-K. We assume no obligation to publicly release the results of any revision or updates to these forward-looking statements to reflect future events or unanticipated occurrences.